Exhibit 99.1

For Release 6:00 A.M., C.S.T. Wednesday, September 4th, 2013

Rochester Medical to be Acquired by C. R. Bard for Approximately $262 Million

Stewartville, MN September 4, 2013

Rochester Medical Corporation (NASDAQ: ROCM) today announced it has entered into a definitive merger agreement with C. R. Bard, Inc. (NYSE: BCR) at a price of $20 per share, or approximately $262 million in the aggregate. The Rochester Medical Board of Directors unanimously approved the agreement and will recommend that the Company’s shareholders approve the transaction.

Under the terms of the merger agreement, Rochester Medical shareholders will receive $20 in cash for each share that they hold at the closing of the merger, representing a 37 percent premium over the Company’s average closing price during the 90 trading days ended September 3, 2013. The acquisition is subject to certain closing conditions specified in the definitive agreement, including regulatory approvals and the approval of Rochester Medical’s shareholders. The transaction is expected to close in the fourth calendar quarter of 2013.

“Our agreement with Bard represents an attractive valuation for Rochester Medical shareholders, and as an all cash offer, provides liquidity for shareholders,” said Anthony J. Conway, Rochester Medical Chief Executive Officer and President. “We believe the merger represents a great opportunity for the combined companies to create a broad product portfolio by offering a more comprehensive range of high-quality urological and continence care products to our customers.”

Piper Jaffray & Co. served as exclusive financial advisor to Rochester Medical and provided a fairness opinion to the Company’s Board of Directors. Dorsey and Whitney LLP served as counsel to Rochester Medical.

About Rochester Medical

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Mike Piccinino, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

SOURCE Rochester Medical Corporation

Additional Information and Where to Find It

Rochester Medical Corporation (“Rochester Medical”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the proposed merger with a wholly owned subsidiary of C. R. Bard, Inc. (the “Merger”), pursuant to which Rochester Medical would be acquired by C. R. Bard, Inc. (“Bard”). The proxy statement will contain important information about the proposed merger and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and shareholders will be able to obtain free copies of the proxy statement (when they are available) and other documents filed with the SEC by Rochester Medical through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement from Rochester Medical by contacting investor relations by telephone at +1 (507) 533-9600, by mail at Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN, 55976, Attn: Investor Relations, or by going to Rochester Medical’s Investor Relations page on its corporate website at http://www.rocm.com.

Rochester Medical and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Rochester Medical in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Rochester Medical’s proxy statement for its 2013 Annual Meeting of Shareholders, which was filed with the SEC on December 28, 2012. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Rochester Medical by contacting investor relations by telephone at +1 (507) 533-9600, by mail at Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN, 55976, Attn: Investor Relations, or by going to Rochester Medical’s Investor Relations page on its corporate website at http://www.rocm.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.